Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-3
(Form Type)

Enphase Energy, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value 0.00001 per share (1)	457(c)	51,895	$170.92(2)	$8,869,893.40	0.00011020	$977.47
	Total Offering Amounts					$8,869,893.40		$977.47
	Total Fee Offsets							—
	Net Fee Due							$977.47

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional number of shares of the Registrant’s common stock issuable upon stock splits, stock dividends or other distribution, recapitalization or similar events with respect to the shares of the Registrant’s common stock being registered pursuant to this Registration Statement.
(2)	Estimated in accordance with Rule 457(c) under the Securities Act solely for purposes of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based on the average of the high ($175.59) and low ($166.25) sale price of the Registrant’s common stock, as reported on the Nasdaq Global Market on July 27,2023, which date is within five business days prior to filing this Registration Statement.